FOR IMMEDIATE RELEASE
October 14, 1998


Contact: Investors  Susan Carr (704-386-8059) or Kevin Stitt (704-386-5667)
      Media        Bob Stickler (704-386-8465)



NOTE: BankAmerica Corporation and NationsBank Corporation merged on September 30, 1998, creating the new BankAmerica Corporation. This news release reports the combined third quarter financial results for the new company. Historical comparisons represent pooled results of the two former companies.

BANKAMERICA CORPORATION REPORTS OPERATING EARNINGS
OF $893 MILLION FOR THE THIRD QUARTER

CHARLOTTE, NC, October 14, 1998 - BankAmerica Corporation today reported third quarter operating earnings of $893 million, or $.51 ($.50 diluted) per share. That compared to $1.77 billion, or $1.02 ($.99 diluted) per share a year earlier.

The company recorded a $519 million (after-tax) charge to cover costs associated with the merger of NationsBank and BankAmerica. As a result, net income for the third quarter was $374 million, or $.21 ($.21 diluted) per share, compared to $1.73 billion, or $.99 ($.96 diluted) per share a year ago.

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The company's core traditional consumer and commercial banking activities, which are centered in the United States, continued to perform well. However, fee income in such areas as trading and investment banking was negatively impacted by the deterioration of overseas economies and the volatility of U.S. financial markets.

Provision expense rose sharply due to a significant charge-off related to a single relationship and a $500 million reserve established against uncertainties in global economic conditions that arose in the third quarter.

"While we are not satisfied with our bottom line, we are encouraged that loan growth and consumer banking performance remain positive," said Hugh L. McColl Jr., chairman and chief executive officer. "Loan growth was strong across the board. We also experienced growth in our credit card and deposit businesses. And our overall credit quality continued to be good. In all, we believe this quarter did not reflect the earnings power we have with the new Bank of America. We remain incredibly enthusiastic about our company's future.

"One of the strengths of our new company is that revenues are highly diversified, by geography and line of business," McColl continued. "In addition, our franchise is focused on the best growth markets in the U.S., providing an unmatched opportunity to grow our earnings power. Since the merger, we have reviewed our businesses in light of current economic conditions, particularly overseas. Our expanded earnings power has allowed us to strengthen our financial position by adding to our reserves as we move through these uncertain times."

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McColl added that with the final integration of the Barnett Bank franchise last week into the company's network, the company is now working full time to combine NationsBank and the former BankAmerica into the nation's premier bank: Bank of America.

Operating earnings represented a return on average assets of .61 percent and a return on common equity of 7.73 percent.

For the first nine months of 1998, operating earnings totaled $4.89 billion, or $2.81 ($2.73 diluted) per share, compared to $5.13 billion, or $2.90 ($2.82 diluted) per share a year earlier. Net income for the first nine months was $4.00 billion, or $2.30 ($2.24 diluted) per share, compared to $5.08 billion, or $2.87 ($2.80 diluted) per share, a year earlier.

Net Interest Income
Taxable-equivalent net interest income declined 4 percent to $4.48 billion. Managed loans grew 9 percent to $372 billion. The net interest yield on earning assets declined by 41 basis points to 3.60 percent due to a higher level of investment securities and lower loan and deposit spreads.

Noninterest Income
Noninterest income declined 22 percent to $2.41 billion. The primary factor was the sharp reversal in results from the company's trading activities due to weaker markets abroad and in the U.S. The company recorded a $529 million loss from trading in the third quarter compared to $281 million in revenue a year earlier.

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At the same time, strong investor demand for U.S. Treasury securities led to a significant increase in the value of the company's securities portfolio. The company recorded realized gains in that portfolio of $280 million in the third quarter, up from $54 million a year earlier.

Weaker market conditions also affected investment banking income, which totaled $376 million, up from $315 million a year ago, but down from a record $664 million in the second quarter of 1998.

Also within noninterest income, the company recorded a $250 million writedown in the value of a previously unhedged mortgage servicing portfolio in the West, primarily reflecting the impact of declining interest rates.

These actions were partially offset by strong increases in credit card, brokerage and other service fees compared to a year ago. Credit card fees were up 18 percent to $379 million. Brokerage income nearly tripled to $198 million from $71 million a year earlier, due to the addition of NationsBanc Montgomery Securities and increased customer trading activity. Other service fees were up 9 percent to $178 million. Noninterest income also included a $479 million (pre-tax) gain from the sale of a manufactured housing finance unit.

Efficiency
Noninterest expense rose 4 percent to $4.58 billion, due primarily to the addition of NationsBanc Montgomery Securities. The increase was centered in personnel, data processing, telecommunication and administrative expenses. Occupancy, equipment, marketing and other general operating expenses declined from a year ago. Expenses were below the second quarter, primarily due to lower personnel expense.

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Credit Quality
Nonperforming assets were $2.58 billion, or .73 percent of net loans, leases, factored accounts receivable and foreclosed properties on September 30, 1998, down slightly from $2.61 billion, or .77 percent a year earlier. The allowance for credit losses totaled $7.2 billion on September 30, 1998, equal to 315 percent of nonperforming loans and 2.05 percent of net loans, leases and factored accounts receivable. The allowance was $6.77 billion, or 2.01 percent of net loans, leases and factored accounts, a year earlier.

The provision for credit losses in the third quarter was $1.4 billion, covering net charge-offs of $902 million and adding the $500 million reserve to the allowance for credit losses. A year ago, provision expense was $489 million and net charge-offs were $497 million. Net charge-offs were equal to an annualized 1.03 percent of average net loans, leases and factored accounts receivable, compared to .59 percent a year earlier.

Charge-offs included a $372 million writedown of a credit to a trading and investment firm. After the charge-off, the company has a $1 billion investment in the relationship. Further, because of overlapping capabilities resulting from the company's recent merger and in an effort to better manage the associated risk during a period of market turbulence, the bank is restructuring this relationship by arranging to purchase approximately $20 billion of fixed-income securities along with the related hedge positions.

In addition, the company has approximately $400 million in hedge fund exposure, which is substantially collateralized.

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Capital Strength
Total shareholders' equity was $47.3 billion at September 30, 1998. This represented 7.96 percent of period-end assets, compared to 8.08 percent on September 30, 1997. Book value per common share rose 8 percent to $27.12 at September 30, 1998, from a year earlier.

BankAmerica Corporation, with $595 billion in total assets, is the largest bank in the United States. It has full-service operations in 22 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. BankAmerica Corporation stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.nationsbank.com
www.bankamerica.com

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BANKAMERICA CORPORATION

                                          THREE MONTHS           NINE MONTHS
                                          ENDED SEPTEMBER 30   ENDED SEPTEMBER 30
                                          1998    1997          1998    1997
FINANCIAL SUMMARY
(In millions except per-share data)

Operating net income................  $    893   $  1,774   $  4,887   $  5,127
   Operating earnings
      per common share..............       .51       1.02       2.81       2.90
   Diluted operating earnings
      per common share..............       .50        .99       2.73       2.82
Cash basis earnings (1).............     1,117      1,988      5,566      5,758
   Cash basis earnings per
      common share..................       .64       1.14       3.20       3.26
   Cash basis diluted earnings
      per common share..............       .63       1.11       3.11       3.18
Dividends paid per common share.....       .38        .33       1.14        .99
Price per share of common stock at
  period end........................     53.50      61.88      53.50      61.88
Average common shares............... 1,740.092  1,722.243  1,732.297  1,736.460
Average diluted common shares....... 1,784.418  1,773.185  1,782.106  1,784.661

SUMMARY INCOME STATEMENT (Operating Basis)
(Taxable-equivalent in millions)

Net interest income................. $   4,484   $  4,676  $  13,811  $  13,991
Provision for credit losses.........    (1,405)      (489)    (2,410)    (1,406)
Gains on sales of securities........       280         54        613        160
Noninterest income..................     2,405      3,078      9,534      8,531
Foreclosed properties expense.......        (7)       (13)       (42)       (24)
Noninterest expense.................    (4,576)    (4,406)   (14,012)   (12,865)

Income before income taxes..........     1,181      2,900      7,494      8,387
Income taxes - including FTE
  adjustment........................       288      1,126      2,607      3,260
Operating net income................  $    893   $  1,774   $  4,887   $  5,127

SUMMARY BALANCE SHEET
(Average balances in billions)

Loans and leases, net...............  $347.558   $342.765   $343.370   $343.767
Managed loans and leases, net (2)...   371.723    342.047    366.546    342.623
Securities..........................    65.536     46.203     64.791     44.072
Earning assets......................   494.684    463.731    492.731    460.649
Total assets........................   578.353    543.030    577.055    539.482
Deposits............................   347.783    336.418    343.369    336.394
Shareholders' equity................    45.756     43.241     44.755     43.543
Common shareholders' equity.........    45.693     41.945     44.291     41.883


PERFORMANCE INDICES (Operating Basis)

Return on average common
  shareholders' equity..............     7.73%     16.55%     14.68%     16.06%
Return on average tangible
  common shareholders' equity.......     14.51      28.73      25.69      27.83
Return on average assets............       .61       1.30       1.13       1.27
Return on average tangible assets...       .79       1.49       1.33       1.47
Net interest yield..................      3.60       4.01       3.74       4.06
Efficiency ratio....................     66.44      56.82      60.02      57.12
Cash basis efficiency ratio.........     63.18      54.07      57.11      54.32
Net charge-offs (in millions).......  $    902   $    497   $  1,923   $  1,360
  % of average loans, leases and
  factored accounts receivable, net.     1.03%       .57%       .75%       .53%
Managed credit card net charge-offs
  as a % of average managed credit
    card receivables................      5.99       6.31       6.42       5.98

REPORTED RESULTS (Including Merger and Restructuring Items)
(In millions except per-share data)

Net income.........................   $    374   $  1,730   $  4,003   $  5,083
   Earnings per common share.......        .21        .99       2.30       2.87
   Diluted earnings per common
     share.........................        .21        .96       2.24       2.80
   Return on average common
     shareholders' equity..........       3.23      16.13      12.01      15.92

(1) Cash basis earnings equal operating net income excluding amortization of intangibles.
(2) Prior periods are restated for comparison (e.g. acquisitions, divestitures and securitizations).
(3) Ratios and amounts for 1997 have not been restated to reflect the impact of the Barnett Banks, Inc. and BankAmerica mergers.

                                                              SEPTEMBER 30
                                                             1998        1997
BALANCE SHEET HIGHLIGHTS
(In billions except per-share data)

Loans and leases, net..............                        $350.687    $335.055
Securities.........................                          72.139      55.688
Earning assets.....................                         506.034     460.555
Total assets.......................                         594.673     543.414
Deposits...........................                         345.756     335.574
Shareholders' equity...............                          47.307      43.884
Common shareholders' equity........                          47.245      42.981
   Per share.......................                           27.12       25.00

Total equity to assets ratio
   (period-end)....................                           7.96%       8.08%
Risk-based capital(3)
   Tier 1 capital ratio............                            7.39        7.00
   Total capital ratio.............                           11.38       11.56

Leverage ratio(3)..................                            6.64        6.16

Common shares issued (in millions).                       1,742.038   1,719.110

Allowance for credit losses........                        $  7.215    $  6.770
Allowance for credit losses
   as a % of net loans, leases and
   factored accounts receivable....                           2.05%       2.01%
Allowance for credit losses
   as a % of nonperforming loans...                          314.55      304.87
Nonperforming loans................                        $  2.294    $  2.221
Nonperforming assets...............                           2.582       2.605
Nonperforming assets as a % of:
   Total assets....................                            .43%        .48%
   Net loans, leases, factored
   accounts receivable and
   foreclosed properties...........                            .73          .77

OTHER DATA

Full-time equivalent headcount.....                        174,844      175,917
Banking centers....................                          4,870        5,148
ATMs...............................                         14,333       14,598


BUSINESS SEGMENT RESULTS - Three months ended SEPTEMBER 30, 1998
(In millions)


                                     OPERATING     AVERAGE         RETURN ON
                          TOTAL         NET         LOANS        RISK ADJUSTED
                         REVENUE   INCOME/(LOSS)  & LEASES, NET  TANGIBLE EQUITY

Consumer Banking          $4,763      $1,143      $173,645            35%
Commercial Banking           710         243        49,244            32
Global Corporate and
  Investment Banking         833        (793)      108,581           (26)
Wealth Management and
 Principal Investing
 Group                       503          72        15,898            16

